1330 Avenue of the Americas Exhibit 10.1 New York, NY 10019 Tel 212.343.4010 acogan@knoll.com Andrew B. Cogan Chairman, President & CEO September 9, 2018 Chris Baldwin [Address] Dear Chris: This letter confirms our offer of at-will employment with Knoll Inc. (Knoll) as Chief Operating Officer and President Knoll Office at a base salary of $550,000.00 annually. In this position, you will be reporting to Andrew Cogan, Chairman & CEO, and your date of hire will be no later than October 30, 2018. You will be eligible to participate in the Knoll management incentive bonus program. Under the 2018 incentive bonus program, you will have an annual target bonus opportunity of $400,000.00. Payout under this program is discretionary and based on achievement of Knoll’s financial plan and your individual objectives. This target will be pro-rated for the 2018 target to $100,000.00 and we will guarantee your full pro-rated bonus of $100,000.00 which is payable in the first quarter of 2019 provided you are employed on the date bonuses are paid. Additionally, we are pleased to offer you a $100,000.00 sign-on bonus to be paid in your 1st pay after 30 days of employment. Should you leave the company prior to 12 months of employment you will be required to repay the sign-on bonus in full. You must be actively employed by Knoll on the date of bonus distribution to receive payment. To assist with your relocation, you will receive a relocation allowance in the amount of $80,000 (minus applicable taxes). Fifty percent (50%) of this will be paid in your 1st pay after 30 days of employment. Fifty percent (50%) of this will be paid upon confirmation of your move. It is expected you will maintain your domicile and primary residence in the East Greenville geographic area. Should you leave the company prior to 12 months of employment you will be required to repay the relocation allowance in full. This relocation offer will expire following 12 months of employment if your move is not completed. We will also pay a reasonable fee towards a relocation service to assist you with your move. You will also be granted 11,500 restricted shares and 6,500 performance-based restricted stock units under the company’s stock incentive plans. The restricted shares would cliff vest on the third anniversary of the date of grant. Fifty percent (50%) of the restricted stock units will only vest if Knoll exceeds a 3-Year Cumulative profit target and fifty percent (50%) of the stock units will only vest if Knoll’s Total Shareholder Return exceeds the median of its designated peer group. Based on your expected date of hire, we

1330 Avenue of the Americas New York, NY 10019 Tel 212.343.4010 acogan@knoll.com Andrew B. Cogan Chairman, President & CEO expect the grant date for these equity awards to be early November 2018. The restricted shares and restricted stock units will be evidenced by Knoll’s standard agreements to be signed by you and Knoll, which will set forth the terms and conditions associated with the equity grant in more detail, including the accrual of dividends. Knoll associates are eligible to receive benefits the first of the month following 30 days of employment and are eligible to participate in the Retirement Savings Program (401K) immediately. Knoll will provide you with 20 days of vacation (prorated to 5) for the year 2018 and 20 in subsequent years, until you accrue days beyond 20 according to the Knoll vacation accrual schedule. For information on Knoll Benefits please visit www.knollbenefits.com. Enter username: knoll. Enter password: Knoll requires all associates to complete background verification and pre-employment drug screening prior to the start of employment. The employment offer is contingent upon successful completion of this screening and verification of all the information you have provided. Costs associated with the pre-employment screening are covered by Knoll. All Knoll associates are considered to be on probation for a period of six months. Please bring with you on your first day documentation to support your eligibility to work in the United States. Chris, I am enthusiastic about you joining Knoll! If you wish to accept this offer, please sign and return one copy of this letter within 5 business days. Please feel free to contact me should you have any additional questions. Very truly yours, Andrew B. Cogan Chairman & CEO Knoll, Inc. Acceptance and acknowledgement of terms and conditions: _/s/ Chris Baldwin________________________ ________________ Signature Date